Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619

BLYTH, INC. PRESENTS TODAY AT WALL STREET ANALYST FORUM
Management to Reiterate Full Year E.P.S. Guidance of In Excess of $2.10

GREENWICH, CT, USA, November 10, 2003: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, will be represented by senior management today at the Wall Street Analyst Forum in New York City.  Their presentation will be a current overview of Blyth, a consumer products company that sells a wide variety of home expressions products through multiple channels of distribution throughout North America and Europe.

During its presentation, management will reaffirm its expectation that full fiscal year 2004 Earnings Per Share will be in excess of $2.10.  Sales trends at Blyth’s PartyLite direct selling business unit have shown some improvement during the third quarter versus the second quarter, whereas the Company’s wholesale operations were soft.  Cash flow from operations is expected to exceed $135 million, and capital spending of approximately $25 million is anticipated.  Blyth will announce its third quarter, fiscal 2004 results on December 4, 2003.

Management will also review the two companies Blyth acquired earlier this year, Miles Kimball and Kaemingk.  Miles Kimball is a direct-to-consumer catalog/Internet company that markets personalized gifts, household convenience items and photo storage and display products.  Kaemingk is a wholesale seasonal decorations company based in Europe.  As a result of these acquisitions, Blyth’s sales are expected to be more heavily skewed to the second half of the Company’s fiscal year.  Moreover, second half earnings are now expected to be more evenly distributed between the third and fourth quarters.  Prior to the Miles Kimball and Kaemingk acquisitions, Blyth’s earnings were highest in the Company’s fiscal third quarter.

Investors may access the live and archived Internet webcast of the presentation via Blyth’s website, www.blyth.com, or at the following link:

http://www.firstcallevents.com/service/6151_Agenda1.html

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home décor and home fragrance company that sells its products through multiple channels of distribution throughout North America, Europe and Australia.  Blyth reports its financial results in two segments: the Candles & Home Fragrance segment and the Creative Expressions segment.  Within the Candles & Home Fragrance segment, the Company designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and chafing fuel.  Blyth also designs and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  Within its Creative Expressions segment, Blyth also designs and markets a broad range of home décor, household convenience products and gifts under the CBK®, Miles Kimball® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite, Colonial, Gies, Ambria, Carolina and Kaemingk brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events, computer viruses) and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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